AFFIDAVIT of UNDERSTANDING - EMPLOYMENT AGREEMENT (Revised)

This Affidavit is intended to make clear my understanding of the Employment Agreement with ASI Aviation, Inc. (COMPANY) which I signed on March 23, 2016.

I hereby declare I understand that payments described in **Part 5. Compensation** of the Employment Agreement which includes Base Salary, Performance Bonuses and Signing Bonus in Compensation Parts 5.1, 5.2 and 5.3, respectively, are intended to be payable only upon the consummation of the IPO. Further, I do not expect any payment of such Compensation will be received until after that time. Additionally, I understand such Compensation will not be earned nor received at any time pre-IPO funding for either my Base Salary or any Performance Bonus or signing bonus for which I would be eligible per the Employment Agreement.

ACKNOWLEDGEMENT OF AFFIDAVIT:

James P. Flynn

Signature

JAMES P. FLYNN

Printed Name

8/31/2017

Date

CERTIFICATE OF AFOREMENTIONED AFFIDAVIT:

County of Fairfax
Commonwealth of Virginia

The foregoing affidavit was acknowledged before me this 31st day of August, 2017 by James P. Flynn

(Name of person acknowledging affidavit)

Notary Public's signature: ______________________

Notary Public's printed name: Inderpreet K Singh

My commission expires: 04/30/2020

INDERPREET K SINGH
NOTARY PUBLIC
COMMONWEALTH OF VIRGINIA
MY COMMISSION EXPIRES APRIL 30, 2020
COMMISSION # 7686726